Exhibit 99.1



                      PLX Technology, Inc. Chief Executive
                    Officer Adopts 10b5-1 Share Trading Plan


    SUNNYVALE, Calif.--(BUSINESS WIRE)--April 27, 2006--PLX Technology, Inc. (NASDAQ:PLXT) today announced that Michael J. Salameh, chief executive officer, has adopted a prearranged trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934 and the company's policies with respect to insider sales.
    Rule 10b5-1 plans permit insiders to sell fixed portions of their holdings over a designated period of time by establishing the prearranged written plans at a time when they are not in possession of material non-public information. Such programs provide for regular selling of a predetermined, fixed number of company shares in order to gradually diversify the individual's investment portfolio, minimize the market effect of share sales by spreading them out over an extended period of time and avoid concerns about initiating transactions while in possession of material non-public information.
    The maximum number of PLX common stock and options to be sold by Mr. Salameh under this plan, beginning in July of 2006, is approximately 180,000, or 17 percent of Mr. Salameh's current PLX holdings, including all stock options held. No shares have been sold under the plan to date. Any transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

    About PLX

    PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the leading supplier of PCI Express and other standard I/O interconnect silicon to the communications, server, storage, embedded-control, and consumer industries. All PLX I/O interconnect products are available in lead-free packaging. The PLX solution provides a competitive edge to customers through an integrated combination of high-performance silicon, hardware and software design tools. These innovative solutions enable customers to develop products with industry-leading performance and functionality. Furthermore, the combination of PLX product features, supporting development tools and partnerships allows customers to bring their designs to market faster. PLX PCI, PCI Express and USB interconnect chips are designed into a wide variety of communications, server, storage, embedded-control, and consumer products.



    CONTACT: PLX Technology, Inc.
             Rafael Torres, 408-774-9060 (CFO)
             rtorres@plxtech.com
             or
             CommonGround Communications (for PLX)
             Jerry Steach, 415-222-9996
             jsteach@plxtech.com